COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS BALANCED FUND, INC., THE STANDARD & POOR'S
 500 COMPOSITE STOCK PRICE INDEX AND THE
 LEHMAN BROTHERS AGGREGATE BOND INDEX
          EXHIBIT A:
 __________________________________________________________
|          |    STANDARD    |    LEHMAN     |              |
|          |  & POOR'S 500  |    BROTHERS   |   DREYFUS    |
| PERIOD   | COMPOSITE STOCK|   AGGREGATE   |   BALANCED   |
|          |  PRICE INDEX * | BOND INDEX ** |     FUND     |
|--------- | ---------------| --------------|--------------|
| 9/30/92  |         10,000 |        10,000 |       10,000 |
| 8/31/93  |         11,384 |        10,967 |       10,888 |
| 8/31/94  |         12,006 |        10,802 |       11,730 |
| 8/31/95  |         14,577 |        12,023 |       13,961 |
|-------------------------------------------|--------------|



* Source: Lipper Analytical Services, Inc.
** Source: Lehman Brothers